Exhibit 99.2

Advance Auto Parts Launches Senior Notes Offering

RALEIGH, N.C., April 13, 2020 - Advance Auto Parts, Inc. (“Advance”) (NYSE: AAP), a leading automotive aftermarket parts provider in North America, is launching an offering of $500.0 million in aggregate principal amount of its Notes due 2030 (the “Notes”) in a private placement. Advance intends to use the net proceeds from this offering for general corporate purposes, which may include refinancing of certain existing indebtedness of Advance and its subsidiaries in one or more transactions.
The Notes are being offered in a private placement transaction to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and shall not constitute an offer, solicitation or sale in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.
About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of December 28, 2019, Advance operated 4,877 stores and 160 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. Advance also serves 1,253 independently owned Carquest branded stores across these locations in addition to Mexico, the Bahamas, Turks and Caicos and British Virgin Islands.

Investor Relations Contact:	Media Contact:

Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: AAPCommunications@advance-auto.com

Forward-Looking Statements
Certain statements in this release are forward-looking statements. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements are usually identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “projection,” “should,” “strategy,” “will” or similar expressions. These statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgment, estimates, assumptions and projections. Forward-looking statements reflect current views about Advance’s plans, strategies and prospects and the notes offering described herein, which are based on information currently available as of the date of this report. Except as required by law, Advance undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Please refer to the risk factors discussed in “Item 1a. Risk Factors” in Advance’s most recent Annual Report on Form 10-K, as updated by other filings made by Advance with the Securities and Exchange Commission, for additional factors that could materially affect Advance’s actual results. Forward-looking statements are subject to risks and uncertainties, many of which are outside Advance’s control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements.